EXHIBIT 21

                  SUBSIDIARIES OF STANDARD MOTOR PRODUCTS, INC.


                                                                     PERCENT
                                                 STATE OR            OF VOTING
                                                 COUNTRY OF          SECURITIES
NAME                                             INCORPORATION         OWNED
-----------------------------------------------  -------------       ---------

SMP Motor Products Limited                       Canada                100
Motortronics, Inc.                               New York              100
Stanric, Inc. (1)                                Delaware              100
Mardevco Credit Corp. (2)                        New York              100
Standard Motor Products (Hong Kong) Limited      Hong Kong             100
Industrial & Automotive Associates, Inc.         California            100
Four Seasons Europe S.A.R.L.                     France                100
Standard Motor Products Holdings Limited         England and Wales     100
Eaglemotive Corporation                          Delaware              100
Standard Motor Products de Mexico,
  S. De R.L. De C. V. (3)                        Mexico                100
Four Seasons Italy S.R.L.                        Italy                 100
SMP Real Estate LLC                              Delaware              100


All of the subsidiaries are included in the consolidated financial statements of Standard Motor Products, Inc.

(1)  Mardevco Credit Corp. owns 12.7% of Stanric, Inc.
(2)  Stanric Inc. owns 14.9% of Mardevco Credit Corp.
(3) Standard Motor Products, Inc. owns 49,999 shares and Motortronics, Inc. owns 1 share of Standard Motor Products de Mexico, S. De R.L. De C.V.